UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No. __)

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[ ]	Definitive Information Statement

Electro Energy Inc.
(Name of Registrant as Specified in Its Charter)

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ELECTRO ENERGY INC.
30 Shelter Rock Road
Danbury, Connecticut 06810

INFORMATION STATEMENT AND NOTICE OF ACTION TAKEN WITHOUT A MEETING
OF SHAREHOLDERS

We are not asking for a proxy and
you are requested not to send us a proxy

INTRODUCTION

        This Information Statement and Notice of Action Taken Without a Meeting of Shareholders is being furnished by us to our shareholders of record as of November 23, 2005, to inform them of the November 23, 2005 approval by written consent of shareholders owning a majority, as of the record date, of our outstanding shares of common stock and series A convertible preferred stock, the only classes of our voting securities outstanding as of the record date, of the following actions to be taken by us:

(a)

the issuance, pursuant to the terms of our proposed acquisition of a Florida battery manufacturing facility described in this information statement, of 5,750,000 shares of our common stock, plus the potential issuance of up to an additional 3,000,000 shares of our common stock upon the exercise of warrants issued in connection with this acquisition, which shares in the aggregate could exceed 19.99%, or the cap amount, of the outstanding shares of our common stock immediately prior to our proposed convertible secured note private placement described in this information statement, an action for which prior shareholder approval is required by NASD Marketplace Rules applicable to companies whose securities are quoted on the Nasdaq Capital Market; and

(b)

the issuance, pursuant to the terms of our proposed convertible secured note private placement, of a potential number of shares of our common stock upon the conversion of the convertible secured notes in accordance with their terms, which shares in the aggregate could exceed the cap amount, either alone or together with the shares to be issued in the acquisition, an action for which prior shareholder approval is also required by applicable NASD Marketplace Rules.

        This information statement is dated December 5, 2005 and is first being sent or given to our shareholders as of the record date on or about December 5, 2005.

VOTING RIGHTS AND OUTSTANDING SHARES

        The possible issuance of shares of our common stock in excess of the cap amount was approved by written shareholder consent on November 23, 2005, by our shareholders owning a majority of the outstanding shares of our common stock and series A convertible preferred stock. As of the date of the shareholder consent, our only outstanding voting securities were our common stock and the series A preferred stock. Holders of the series A preferred stock are entitled to vote together with the holders of our common stock on all actions to be voted on by our shareholders.

        As of the date of the shareholder consent, there were issued and outstanding a total of 16,445,807 shares of common stock and 197 shares of series A preferred stock. With respect to each of the actions approved by the shareholder consent, each share of our common stock entitled its holder to one vote, and each share of series A preferred stock entitled its holder to 400 votes. Accordingly, as of the date of the shareholder consent, the holders of our common stock were entitled to an aggregate of 16,445,807 votes, and the holders of the series A preferred stock were entitled to an aggregate of 78,800 votes with respect to each of the matters referred to above. The shareholder consent was signed by holders of 8,815,667 (or 53.3%) of the 16,524,607 votes that were entitled to be cast on these matters.

        As a result of requirements under applicable federal securities and state law, the shareholder consent will not be effective, and therefore the completion of the Florida battery manufacturing facility acquisition and the convertible secured note private placement cannot occur, until at least 20 calendar days after this information statement is sent or given to our shareholders of record as of the record date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the number of shares of our common stock beneficially owned on October 21, 2005, by:

•	each person who is known by us to beneficially own 5% or more of our common stock,

•	each of our directors and executive officers, and

•	all of our directors and executive officers as a group.

        Unless otherwise indicated, the address of each of the persons listed below is Electro Energy Inc., 30 Shelter Rock Road, Danbury, Connecticut 06810.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
Martin G. Klein	5,124,912	31.2%
Warren D. Bagatelle	1,830,196(3)	10.9%(4)
Joseph Engelberger	313,717	1.9%
Farhad Assari	68,700(5)	*
Michael E. Reed	—	*
Audra J. Mace	25,000	*

Michael D. Eskra 2595 Highway I Saukville, WI 53080	1,104,957(6)	6.7%
Directors and executive officers as a group (seven persons)	8,467,482	50.4%(7)

_________________
*        Less than 1% of outstanding shares.

(1)

Unless otherwise indicated, includes shares owned by a spouse, minor children, by relatives sharing the same home and entities owned or controlled by the named person. Also includes shares that the named person has the right to acquire within 60 days after October 21, 2005, by the exercise or conversion of any warrant, stock option, preferred share or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)

Unless otherwise indicated, based upon 16,445,807 shares of common stock outstanding on October 21, 2005. Does not include 78,800 shares of common stock issuable upon conversion of our series A convertible preferred stock.

(3)

Includes (i) 497,707 shares of common stock outstanding and 85,950 shares of common stock issuable upon the exercise of warrants held by Mr. Bagatelle, (ii) 428,689 shares of common stock outstanding, 20,000 shares of common stock issuable upon conversion of shares of series A preferred stock and 95,950 shares of common stock issuable upon exercise of warrants held by the Trust FBO Thomas L. Kempner, (iii) 428,689 shares of common stock outstanding, 20,000 shares of common stock issuable upon conversion of series A convertible preferred stock and 95,950 shares of common stock issuable upon exercise of warrants held by the Trust FBO Alan H. Kempner, Jr., (iv) 114,115 shares of common stock outstanding held by Shari Popkin Fleischer, and (v) 33,146 shares of common stock outstanding and 10,000 shares of common stock issuable upon the exercise of warrants held by Matrix USA, LLC. Mr. Bagatelle expressly disclaims beneficial ownership of the common stock owned or available to be acquired by the persons and entities listed in (ii), (iii), (iv) and (v) above.

(4)	Includes an aggregate of 40,000 shares of common stock issuable upon conversion of series A convertible preferred stock and 287,850 shares of common stock issuable upon exercise of warrants.

(5)

Includes (i) 4,500 shares of common stock outstanding held by Investrust, LLC, an affiliate of Mr. Assari, and (ii) 42,800 shares of common stock outstanding and 21,400 shares of common stock issuable upon exercise of warrants held by Merkantil 7, Inc., an affiliate of Mr. Assari.

(6)	Includes 186,242 shares of common stock owned by Eskra Technical Products, Inc., an affiliate of Mr. Eskra.

(7)	Includes an aggregate of 40,000 shares of common stock issuable upon conversion of series A convertible preferred stock and 309,250 shares of common stock issuable upon exercise of warrants.

SUMMARY OF FLORIDA BATTERY MANUFACTURING FACILITY ACQUISITION

Overview

        In May 2005, we entered into a letter of intent

(a)	to acquire from LNAH, LLC, a recently formed special purpose entity controlled by Topspin Partners, LP, a merchant bank, all of the equipment used

(i)	in the production of nickel-based rechargeable cells and batteries,
(ii)	in the production, formation and shipping of lithium-ion rechargeable cells and batteries, and
(iii)	for water treatment associated with the production of nickel-based rechargeable cells, and

(b)	to lease certain facilities located in Alachua (near Gainesville), Florida in which the equipment is housed.

        We will not assume any past liabilities or obligations of the seller in connection with the acquisition. The equipment and facilities are not currently in operation and are subject to a bankruptcy proceeding initiated by the former owner of the battery manufacturing operations. Topspin Partners is the representative of the official committee of unsecured creditors appointed in connection with the case. On September 27, 2005, the federal bankruptcy court granted a motion for an order pursuant to Section 363 of the Bankruptcy Code authorizing this acquisition. It is anticipated that the Bankruptcy Court will enter its final order authorizing and approving the acquisition during the first full week of December 2005. We anticipate entering into a definitive asset purchase agreement with Topspin Partners on or about that date.

        In accordance with the terms of the letter of intent, we have agreed to issue 5,750,000 unregistered shares of our common stock to Topspin Partners as consideration for the assets in the acquisition. Topspin Partners has agreed to certain lock-up restrictions with respect to sales of such shares in the public market for a period of 12 months after the closing of the acquisition. In consideration for discounts attributable to the rental payments for the leased facilities, we agreed to issue to Topspin Partners a four-year warrant to purchase an additional 1,000,000 shares of our common stock at an exercise price of $7.00 per share. In addition, we agreed to issue to Topspin Partners a six-year warrant to purchase up to 2,000,000 shares of our common stock at an exercise price of $7.00 per share, subject to vesting based on reaching certain cumulative sales levels, starting at $25.0 million, at our Florida battery manufacturing facility during the five-year period after the closing of the acquisition.

        Under the letter of intent, we have an option to purchase the leased facility and associated real property relating to lithium-ion battery production, at fair market value determined at the time the option is exercised, at any time within three years after the commencement of the leases. Topspin Partners will also be obligated to advise us of any third-party offer with respect to the potential sale of all or any portion of the entire 140-acre site, and we will have a right of first offer to purchase such property, which includes other buildings, facilities and improvements. The leases generally provide for escalating annual rental payments and would be classified as triple-net equity leases.

        The proposed acquisition is subject to our continuing due diligence review and the negotiation and execution of the definitive asset purchase agreement, as well as a requirement that Topspin Partners maintains the lithium-ion assets and the facilities in the ordinary course of business and there are no material adverse changes in those assets or the facilities prior to closing. The acquisition is also conditioned on the closing of the convertible note private placement.

        We have determined that it is not necessary to include historical financial statements relating to the Florida battery manufacturing assets with this information statement because those assets do not constitute a “business” pursuant to Rule 11-01(d) of the SEC’s Regulation S-X. This determination was made after reviewing the facts of the transaction which include the following:

•	the business has not be in operation for several years due to a Chapter 11 filing;
•	we will not be purchasing any physical facilities;
•	we will not assume an employee base;
•	we will not be acquiring a market distribution system;
•	we will not be acquiring a sales force;
•	we will not be acquiring a customer base;
•	we will not be acquiring operating rights;
•	we will not be acquiring production techniques;
•	we will not be acquiring trade names; and
•

while the assets may ultimately be used in a similar manner as used by the predecessor owner, they will need a substantial investment to activate, update and improve in order to conform to our exact specifications.

Reasons for the Florida Battery Manufacturing Facility Acquisition

        Our long-term strategy is to position our technology to be used in battery-powered products with global markets in excess of $500 million through either direct manufacturing or licensing arrangements. We are committed to demonstrating the competitive position of bipolar nickel-metal hydride batteries in multiple markets to avoid the risk of dependence on a single market, and the acquisition of the Florida battery manufacturing facility is part of this plan. Our aim is to be a leading producer of a full line of high-power, technologically advanced rechargeable batteries. We intend to use the Florida site as the primary high-volume manufacturing facility for our bipolar nickel-metal hydride batteries. We believe, upon development, that the Florida facility can also support the production of bipolar lithium-ion batteries. We will continue to manufacture specialty nickel cadmium batteries at our Colorado Springs facility, continue government-funded research and development and begin other specialty battery manufacturing at both our Danbury and Colorado Springs locations.

Description of Securities to be Issued in the Florida Battery Manufacturing Facility Acquisition

        As described above, in the Florida battery manufacturing facility acquisition, we would issue 5,750,000 unregistered shares of our common stock and warrants to purchase up to an additional 3,000,000 shares of common stock at an exercise price of $7.00 per share to Topspin Partners.

SUMMARY OF PROPOSED CONVERTIBLE NOTE PRIVATE PLACEMENT

Overview

        In connection with the acquisition, we intend to issue convertible notes in a private placement exempt from the registration requirements of the Securities Act of 1933. Although the terms of the convertible notes have not been determined, we expect to raise approximately $15,000,000 and that the convertible notes will have a maturity of five years, pay interest in cash semi-annually at an interest rate to be determined, be secured by the assets we acquire in the acquisition (other than the leasehold described above), be convertible at the option of the holders (with the protection of anti-dilution provisions), will not be redeemable by us prior to the third anniversary of the issuance of the notes and will contain other terms, provisions and conditions that are customary for similar offerings. Our board of directors has authorized our officers to make such changes to the terms of the private placement as they deem necessary or desirable. We anticipate that we will use the net proceeds from the sale of the convertible notes to fund improvements of the acquired assets, to purchase new equipment, to fund related working capital requirements and for general corporate purposes. The amounts and timing of our actual expenditures will depend upon numerous factors. The convertible notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Reasons for the Convertible Note Private Placement

        Our board of directors, by authorizing the convertible note private placement, believes that because the cash proceeds to be received in the convertible note private placement enable us to upgrade the Florida battery manufacturing facility, the convertible note private placement is desirable and is in our best interests and those of our shareholders, despite the significant ownership dilution that our shareholders could suffer if all or a substantial portion of the convertible notes are converted into common stock.

REASON SHAREHOLDER APPROVAL IS REQUIRED

        Our common stock is listed on the Nasdaq Capital Market, and we are subject to NASD Marketplace Rules. NASD Marketplace Rule 4350(i)(1)(C)(ii) requires that a company whose securities are traded on Nasdaq obtain shareholder approval in connection with an acquisition of stock or assets of another company involving the potential issuance of shares of common stock (including shares of common stock issuable upon the conversion or exercise of other securities) equal to 20% or more of its aggregate shares of common stock, or its aggregate voting power, outstanding before the issuance. In addition, NASD Marketplace Rule 4350(i)(1)(D)(ii) requires that a company whose securities are traded on Nasdaq obtain shareholder approval in connection with a transaction (other than a public offering) involving the potential issuance of shares of common stock (including shares of common stock issuable upon the conversion or exercise of other securities) equal to 20% or more of its aggregate shares of common stock, or its aggregate voting power, outstanding before the transaction for less than the greater of book or market value of its common stock as of the date of the transaction.

        The number of shares of common stock issued and issuable in the Florida battery manufacturing facility acquisition, and the number of shares of our common stock issuable upon conversion of the convertible notes, exceed the cap amount, either alone or together if viewed as a single transaction. Therefore, the NASD Marketplace Rule requiring shareholder approval is applicable to us now.

REASONS WE USED SHAREHOLDER CONSENT AS OPPOSED TO SOLICITATION OF
SHAREHOLDER APPROVAL VIA PROXY STATEMENT AND SPECIAL MEETING

        The number of shares of common stock potentially issuable as a result of the Florida battery manufacturing facility acquisition and the convertible note private placement exceeds the cap amount. Therefore, these transactions could not proceed until shareholder approval was obtained and effective. Shareholder approval could have been obtained by us in one of two ways: (i) by the dissemination of a proxy statement and subsequent majority vote in favor of the actions at a shareholders meeting called for such purpose, or (ii) by a written consent of the holders of a majority of our voting securities. However, the later method, while it represents the requisite shareholder approval, is not deemed effective until 20 days after this information statement has been sent to all of our shareholders giving them notice of and informing them of the actions approved by such consent.

        We determined that it would have been detrimental to our ability to complete the convertible note private placement to solicit shareholder approval through the use of a proxy statement because of the significant delay which would have occurred. Such a delay would have correspondingly delayed our receipt of the proceeds from the convertible note private placement. In addition, we would have been subject to the risk of market price fluctuations of our common stock during the waiting period, which may have jeopardized our ability to complete the convertible note private placement on its terms or at all. We therefore determined to obtain shareholder approval by written consent.

NO DISSENTERS’ RIGHTS

        Our shareholders do not have dissenters’ rights with respect to the matters to be approved by the shareholders as described in this information statement.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

        None of our directors or officers or their associates have any interest, direct or indirect, by security holdings or otherwise, in any of the matters to be approved by the shareholders as described in this information statement.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the U.S. Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the Securities and Exchange Commission’s public reference room in Washington, D.C. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the Securities and Exchange Commission are also available to the public from commercial document retrieval services and at the website maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

        You should rely only on the information contained or incorporated by reference in this information statement. We have not authorized anyone to provide you with information that is different from what is contained in this information statement. This information statement is dated December 5, 2005. You should not assume that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement to shareholders shall not create any implication to the contrary.

Dated:  December 5, 2005

By Order of the Board of Directors,

Martin G. Klein Chairman and Chief Executive Officer